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Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 2nd day of April and effective as of the 14th day of February, 2002 (the "Effective Date") by and between Hispanic Broadcasting Corporation, a Delaware corporation (together with its successors and assigns permitted hereunder and as further defined in Section 8(c) hereof, the "Company"), and McHenry T. Tichenor, Jr. (the "Executive").

        WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated as of February 14, 1997 (the "Prior Employment Agreement");

        WHEREAS, the Prior Employment Agreement expires according to its terms on February 14, 2002; and

        WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to, and the Executive desires to, amend and restate the Prior Employment Agreement as set forth herein.

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        1.    Employment Period. Subject to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending at the close of business on February 14, 2005 (the "Initial Employment Period"). Thereafter, unless either the Company or the Executive elects to terminate this Agreement as of the end of the Initial Employment Period by giving written notice thereof to the other party not later than the close of business on August 14, 2004 (a "Termination Election"), the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing at the close of business on February 14, 2005 and ending at the close of business on February 14, 2007 (such two-year term following the Initial Employment Period being referred to herein as the "Subsequent Employment Period"). The term "Employment Period" as used in this Agreement shall mean the Initial Employment Period until the close of business on August 14, 2004, has occurred without a Termination Election having been given by either the Company or the Executive, after which time the Employment Period shall mean the Initial Employment Period and the Subsequent Employment Period.

        2.    Terms of Employment.

    (a)
    Position and Duties.

                        (i)    During the term of the Executive's employment, the Executive shall serve as Chairman, President and Chief Executive Officer of the Company and, in so doing, shall report to the Board. The Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such position, and shall have such other powers and duties (including holding officer positions with one or more subsidiaries of the Company) as may from time to time be prescribed by the Board, so long as such powers and duties are reasonable and customary for the Chairman, President and Chief Executive Officer of an enterprise comparable to the Company.

                        (ii)  During the term of the Executive's employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of the Executive's employment it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

    (b)
    Compensation.

                        (i)    Base Salary. During the term of the Executive's employment, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company, at least equal to $400,000. During the term of the Executive's employment, the Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the "Compensation Committee") and shall be increased annually by an amount equal to the greater of (A) five percent (5%) of the Annual Base Salary in effect for the immediately preceding year, and (B) such amount as the Compensation Committee shall consider appropriate in accordance with the compensation practices and guidelines of the Company for its executive officers. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                        (ii)  Bonus. In addition to Annual Base Salary, the Executive shall be awarded during the term of the Executive's employment such bonuses (each a "Bonus"), if any, as shall be determined by the Compensation Committee consistent with its practices for executive officers of the Company.

                        (iii)  Stock Option Grant. The Company hereby agrees to grant to the Executive as of April 2, 2002, (the "Date of Grant") stock options (the "Options") to purchase 100,000 shares of Class A Common Stock, par value $.001 per share, of the Company (the "Common Stock"), in accordance with the terms of (A) the Company's Long-Term Incentive Plan and (B) a stock option award agreement to be entered into between the Executive and the Company in a form consistent with that used by the Company for grants of stock options in the ordinary course of its business except as otherwise provided herein (the "Option Agreement"). The exercise price of the Options shall be the fair market value of the Common Stock on the Date of Grant as determined in accordance with the terms of the Company's Long-Term Incentive Plan. One-half of such Options shall be vested and exercisable as of the Date of Grant, and 1/6 of such Options shall become vested and exercisable on each of the first, second and third anniversaries of the Date of Grant of such Options. The grant of such Options shall be subject to approval by the Compensation Committee or a subcommittee thereof.

                        (iv)  Incentive, Savings and Retirement Plans. During the term of the Executive's employment, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company ("Investment Plans").

                        (v)  Welfare Benefit Plans. During the term of the Executive's employment, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company.

                        (vi)  Perquisites. During the term of the Executive's employment, the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any practice established by the Board.

                        (vii) Expenses. During the term of the Executive's employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.

                        (viii)Vacation and Holidays. During the term of the Executive's employment, the Executive shall be entitled to paid vacation and paid holidays in accordance with the plans, policies, programs and practices of the Company for its executive officers.

                        (ix)  Employment Credit. For the purpose of determining the Executive's eligibility, and the extent of his and his family's benefits, under the Investment Plans, the We1fare Plans, and his rights under clauses (iv), (v), (vi) and (viii) above, the Executive shall be deemed to have been employed by the Company since the commencement of his employment with Tichenor Media System, Inc., a Texas corporation.

        3.    Termination of Employment.

                (a)  Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the Executive's incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

                (b)  Cause. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean (i) a breach by the Executive of the Executive's obligations under Section 2(a) (other than as a result of incapacity due to physical or mental illness) which constitutes a continued material nonperformance by the Executive of his obligations and duties thereunder, as determined by the Board, and which is not remedied within 60 days after receipt of written notice from the Company specifying such breach, (ii) commission by the Executive of an act of fraud upon, or willful misconduct toward, the Company, as reasonably determined by a majority of the disinterested members of the Board (neither the Executive nor members of his family being deemed disinterested for this purpose) after a hearing by the Board following ten days' notice to the Executive of such hearing, (iii) a material breach by the Executive of Section 6 or Section 9, or (iv) the conviction of the Executive of any felony (or a plea of nolo contendere thereto).

                (c)  Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason or without Good Reason; provided, however that the Executive agrees not to terminate his employment for Good Reason unless (i) the Executive has given the Company at least 30 days' prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (ii) the Company has not remedied such facts and circumstances constituting Good Reason within such 30 day period. For purposes of this Agreement, "Good Reason" shall mean:

                        (i)    the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the

Company promptly after receipt of notice thereof given by the Executive (without limiting the foregoing, the Company and the Executive agree that the Executive's failure to serve as the sole chief executive officer of the Company or the delegation of the authority, duties or responsibilities of the chief executive officer to another person or persons, including any committee, shall be deemed to be an action by the Company which results in a material diminution in the Executive's position, authority, duties, or responsibilities as contemplated by Section 2(a));

                        (ii)  any termination or material reduction of a material benefit under any Investment Plan or Welfare Plan in which the Executive participates unless (A) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (B) benefits under such Investment Plan or Welfare Plan are terminated or reduced with respect to all employees previously granted benefits thereunder;

                        (iii)  any failure by the Company to comply with any of the provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                        (iv)  any failure by the Company to comply with and satisfy Section 8(c), provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 8(c);

                        (v)  prior to the termination of the Executive for Cause, the Executive's ceasing to be a director of the Company for any reason other than his death, Disability (as defined above) or voluntary resignation;

                        (vi)  the relocation or transfer of the Company's senior management executive offices to a location more than 15 miles from the Executive's current principal residence set forth in Section 11(b) hereof; or

                        (vii) without limiting the generality of the foregoing, any material breach by the Company or any of its subsidiaries or other affiliates (as defined below) of (A) this Agreement or (B) any other agreement between the Executive and the Company or any such subsidiary or other affiliate.

        As used in this Agreement, "affiliate" means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term "control," and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and "person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

                (d)  Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstances in enforcing the Executive's or the Company's rights hereunder.

                (e)  Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be and (ii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

        4.    Obligations of the Company upon Termination.

                (a)  Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for either Cause or Disability or the Executive shall terminate his employment for Good Reason, and the termination of the Executive's employment in any case is not due to his death:

                        (i)    the Company shall pay to the Executive in a lump sum in cash within ten days after the Date of Termination the aggregate of the following amounts: (A) the sum of the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid and any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay ("Accrued Obligations"); (B) an amount equal to the product of (x) the sum of (1) the Executive's Annual Base Salary at the Date of Termination plus (2) the Executive's Bonus for the immediately preceding year multiplied by (y) 3; and (C) any amount arising from Executive's participation in, or benefits under, any Investment Plans ("Accrued Investments"), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans;

                        (ii)  for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits provided under Welfare Plans to the Executive and/or the Executive's family at least equal to those which would have been provided to them if the Executive's employment had not been terminated or pay the Executive monthly an amount of cash equal to the value of benefits under Welfare Plans; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive similar benefits under another employer provided plan, such benefits or cash described herein shall be secondary to and not duplicate those provided under such other plan during such applicable period of eligibility (such continuation of such benefits or cash for the applicable period hereinabove set forth in this clause (ii) shall he hereinafter referred to as "Welfare Benefit Continuation"). For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period;

                        (iii)  for the remainder of the Employment Period, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive's family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive's family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company ("Other Benefits"); and

                        (iv)  notwithstanding the terms or conditions of any stock option, stock appreciation right or similar agreements between the Company and the Executive, the Executive shall vest, as of the Date of Termination, in all rights under such agreements (i.e., stock options that would otherwise vest after the Date of Termination) and thereafter shall be permitted to exercise any and all such rights until the first anniversary of the Date of Termination.

                (b)  Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall pay to his legal representatives in a lump sum in cash within ten days after the Date of Termination the aggregate of the following amounts: (i) the Accrued Obligations; and (ii) the Accrued Investments. The Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement, other than for payment of Other Benefits and the timely provision of the Welfare Benefit Continuation to the Executive's family.

                (c)  Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, the Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, Accrued Investments and Other Benefits and (ii) the timely provision of the Welfare Benefit Continuation to the Executive and his family; provided however, that if the Executive is covered by a Company-provided group or individual disability insurance policy at the date the Executive's employment is terminated by reason of the Executive's Disability and benefits under such policy are not then payable to the Executive pursuant to the terms of such policy, then the Company shall continue to pay the Executive his Annual Base Salary in effect at the date of such termination (in accordance with the customary payroll practices of the Company) until the first to occur of six months after such termination date or benefits becoming payable to the Executive under such policy.

                (d)  Cause; Other than for Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Obligations, Accrued Investments and Other Benefits to the Date of Termination.

        5.    Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided, however, that the Company may reduce any payments it is required to make to the Executive under Section 4 by the amount of the principal and accrued interest on any loans or advances made to the Executive by the Company that are outstanding on the Date of Termination (and such reduction in payments shall be deemed to be payment in full by the Executive of such loans or advances to the extent of such reduction). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 4(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 4 hereof arising out of the termination of the Executive's employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Sections 6 or 9 or criminal misconduct.

        6.    Confidential Information.

                (a)  The Executive acknowledges that the Company and its affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the "Confidential Information"). As defined herein, Confidential Information shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and (ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Executive shall take all reasonable steps to prohibit disclosure pursuant to subsection (ii) above.

                (b)  The Executive agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge).

                (c)  The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

                (d)  The Executive's obligations under this Section 6 shall terminate (i) on the first anniversary of the Date of Termination if the Executive's employment is terminated by the Company for Cause or due to Disability or by the Executive without Good Reason or (ii) on the later of (A) the end of the Employment Period or (B) the first anniversary of the Date of Termination if the Executive's employment is terminated by the Company without Cause (and not due to Disability) or by the Executive for Good Reason; provided, however, that notwithstanding subsections (i) and (ii) of this Section 6(d), if the Company is obligated to make payments to the Executive pursuant to Section 4 and the Company fails to make any such payment on the date it is due, then the Executive's obligations pursuant to this Section 6 shall cease to apply as of such date.

        7.    Surrender of Materials Upon Termination. Upon any termination of the Executive's employment, the Executive shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and its affiliates which are in the Executive's possession, custody or control.

        8.    Successors.

                (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                (c)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and including as a successor any direct or indirect ultimate parent company of the Company) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is obligated to assume and agree to perform this Agreement by operation of law or pursuant to the first sentence of this Section 8(c).

        9.    Non-Competition.

                (a)  The term of Non-Competition (herein so called) shall be for a term beginning on the date hereof and continuing until (i) the first anniversary of the Date of Termination if the Executive's employment is terminated by the Company for Cause or due to Disability or by the Executive without Good Reason or (ii) the end of the later of (A) Employment Period or (B) the first anniversary of the Date of Termination, if the Executive's employment is terminated by the Company without Cause (and not due to Disability) or by the Executive for Good Reason; provided, however, that notwithstanding subsections (i) and (ii) of this Section 9(a), if the Company is obligated to make payments to the Executive pursuant to Section 4 and the Company fails to make any such payment on the date it is due, then the Executive's obligations pursuant to this Section 9 shall cease to apply as of such date.

                (b)  During the term of Non-Competition, the Executive shall not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, (i) engage in any Spanish language radio or television broadcasting business that transmits a primary or city-grade signal within a Metro Survey Area (as currently defined by The Arbitron Company in its Radio Markets Reports) in which a station directly operated by the Company transmits a primary or city-grade signal (A), with respect to the term of Non-Competition that is during the Executive's employment, during such term of employment, and (B), with respect to the term of Non-Competition that is after the term of the Executive's employment, on the Date of Termination (all such areas being collectively called the "Geographic Area") (a "Competing Business"), (ii) hire, attempt to hire, or contact or solicit with respect to hiring any employee of the Company, or (iii) divert or take away any customers or suppliers of the Company in the Geographic Area. Notwithstanding the foregoing, the Company agrees that the Executive may own less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as the Executive does not otherwise participate in such competing business in any way prohibited by the preceding clause. As used in this Section 9(b), "Company" shall include the Company and any of its subsidiaries.

                (c)  During the term of Non-Competition, the Executive shall not use the Executive's access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this paragraph 9(c) shall be in addition to and not be construed as a limitation upon the covenants in paragraph 9(b) hereof.

                (d)  The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary information, plans and services and to protect the other legitimate business interests of the Company.

        10.  Effect of Agreement on Other Benefits. The existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the executive compensation, employee benefit and other plans or programs in which executives of the Company are eligible to participate.

        11.  Miscellaneous.

                (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                (b)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	McHenry T. Tichenor, Jr. 3924 Mockingbird Lane Dallas, Texas 75205
If to the Company:	Hispanic Broadcasting Corporation 3102 Oak Lawn Avenue, Suite 215 Dallas, Texas 75219 Attention: Chief Financial Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                (c)  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                (d)  The Company agrees to attempt to obtain and maintain a director's and officer's liability insurance policy during the term of the Executive's employment covering the Executive on commercially reasonable terms, and the amount of coverage shall be reasonable in relation to the Executive's position and responsibilities hereunder; provided, however, that such coverage may be reduced or eliminated to the extent that the Company reduces or eliminates coverage for its directors and executives generally.

                (e)  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                (f)    The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                (g)  The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6 or 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6 or 9 by the Executive.

                (h)  The provisions of this Agreement and the Option Agreement constitute the entire understanding and agreement between the parties with respect to the subject matter hereof.

                (i)    This Agreement may be executed in two or more counterparts.

                (j)    Except as otherwise provided in Section 11(k) below, in the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between the Executive and the Company within 30 days after notice of the dispute is first given, then, upon the written request of the Executive or the Company, such dispute or controversy shall be submitted to arbitration to be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered thereon and the results of the arbitration shall be binding and conclusive on the parties hereto. Any arbitrator's award or finding or any judgment or verdict thereon shall be final and unappealable. All parties agree that venue for arbitration shall be in Dallas, Texas, and that any arbitration commenced in any other venue shall be transferred to Dallas, Texas, upon the written request of any party to this Agreement. All arbitrations shall have three individuals acting as arbitrators: one arbitrator shall be selected by the Executive, one arbitrator shall be selected by the Company, and the two arbitrators so selected shall select a third arbitrator. Any arbitrator selected by a party shall not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The decision of the majority of the arbitrators shall be binding on all parties. The Company shall be responsible for paying its own and the Executive's attorneys fees, costs and other expenses pertaining to any such arbitration and enforcement regardless of whether an arbitrator's award or finding or any judgment or verdict thereon is entered against the Executive. The Company shall promptly (and in no event after ten days following its receipt from the Executive of each written request therefor) reimburse the Executive for his reasonable attorneys fees, costs and other expenses pertaining to any such arbitration and the enforcement thereof.

    (k)
    Gross-Up for Certain Taxes.

                        (i)    In the event that any part of any payment or benefit received (including, without limitation, acceleration of vesting of stock options) pursuant to the terms of this Agreement or the Option Agreement (the "Contract Payments") or any part of any payment or benefit received or to be received by the Executive or for the Executive's benefit pursuant to any other plan, arrangement or agreement of the Company or any affiliate ("Other Payments" and, together with the Contract Payments, the "Payments") would be subject to taxes (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), determined as provided below, the Company shall pay to the Executive, at the time specified in paragraph (ii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on the Payments and any federal, state and local income tax and the Excise Tax on the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate as defined in Section 1274(d) of the Code in such calculation) of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amounts of such Excise Tax, (A) the total amount of the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of independent counsel selected by the Company and reasonably acceptable to the Executive ("Independent Counsel"), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (B) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (A) hereof), and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                        (ii)  The Gross-Up Payments provided for in paragraph (i) hereof shall be made upon the earlier of (A) the payment to the Executive of any Payment or (B) the imposition upon the Executive or payment by the Executive of any Excise Tax.

                        (iii)  If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax is less than the amount taken into account under paragraph (i) hereof, the Executive shall repay to the Company within thirty (30) days of the Executive's receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Independent Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion.

                        (iv)  In the event of any change in, or further interpretation of, Sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request an opinion of Independent Counsel regarding the application of such change or interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of Independent Counsel incurred in connection with this Agreement shall be paid by the Company.

                        (v)  The Company shall indemnify and hold harmless the Executive from and against any fees and expenses (including fees and expenses of attorneys and accountants) incurred in connection with any Internal Revenue Service audit or proceeding that relates to the Excise Tax.

                (l)    All fees and expenses (including attorneys fees and expenses) incurred by the Executive in connection with the drafting and negotiation of this Agreement shall be paid by the Company.

        [Signature page follows]

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE
/s/ MCHENRY T. TICHENOR, JR. McHenry T. Tichenor, Jr.
HISPANIC BROADCASTING CORPORATION
By:	/s/ JEFFREY T. HINSON Name: Jeffrey T. Hinson Title: Senior Vice President, CFO and Treasurer

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  Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT